Exhibit 4.16

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (OR ANY SUCCESSOR CLEARING SYSTEM) (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 10 ON THE FACE OF THIS SECURITY.

THE EXERCISE OF ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY MAY RESULT IN (I) THE REDUCTION OR CANCELLATION OF ALL, OR A PORTION, OF THE PRINCIPAL AMOUNT OF, OR INTEREST ON, OR ANY OTHER AMOUNTS PAYABLE ON, THE SECURITIES; (II) THE CONVERSION OF ALL, OR A PORTION OF, THE PRINCIPAL AMOUNT OF, OR INTEREST ON, OR ANY OTHER AMOUNTS PAYABLE ON, THE SECURITIES INTO SHARES OR OTHER SECURITIES OR OTHER OBLIGATIONS OF THE COMPANY OR ANOTHER PERSON (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF THE SECURITIES SUCH SHARES, SECURITIES OR OBLIGATIONS); AND/OR (III) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE SECURITIES, OR AMENDMENT OF THE AMOUNT OF INTEREST OR ANY OTHER AMOUNTS DUE ON THE SECURITIES, OR THE DATES ON WHICH INTEREST OR ANY OTHER AMOUNTS BECOME PAYABLE, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; WHICH U.K. BAIL-IN POWER MAY BE EXERCISED BY MEANS OF A VARIATION OF THE TERMS OF THE SECURITIES SOLELY TO GIVE EFFECT TO THE EXERCISE BY THE RELEVANT U.K. RESOLUTION AUTHORITY OF SUCH U.K. BAIL-IN POWER.  THE RIGHTS OF HOLDERS AND BENEFICIAL OWNERS OF THE SECURITIES ARE SUBJECT TO, AND WILL BE VARIED, IF NECESSARY, SOLELY TO GIVE EFFECT TO, THE EXERCISE OF ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY.

CUSIP No. 06746P431	ISIN: US06746P4312

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

iPath® Series B Bloomberg Tin Subindex Total ReturnSM ETN due January 23, 2048

The following terms apply to this Security.  Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Stated Principal Amount:  $50,000,000, equal to 1,000,000 Securities at $50 per Security

Index:  Bloomberg Tin Subindex Total ReturnSM

Inception Date:  January 17, 2018

Original Issue Date:  January 19, 2018

Interest Rate:  The principal of this Security shall not bear interest.

Denomination:  $50.

Payment at Maturity:  On the Maturity Date, the Company shall redeem this Security by paying to the Holder a cash payment equal to the Closing Indicative Value of the Securities on the Final Valuation Date.

U.K. Bail-in Power: Notwithstanding anything to the contrary herein, any payment on the Securities, any payment upon a Holder Redemption or an Issuer Redemption, following an Automatic Termination Event or at maturity, will be subject to the U.K. Bail-in Power provisions set forth under “Agreement with Respect to the Exercise of U.K. Bail-in Power” on the reverse of this Security.

Early Redemption:  The Holder may, subject to the notification requirements provided in Section 5(a) hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date during the term of the Securities (“Holder Redemption”).  If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder will receive a cash payment equal to the Closing Indicative Value of the Securities on the applicable Valuation Date.  The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

The Company may redeem the Securities (in whole but not in part) at its sole discretion on any Business Day on or after the Inception Date until and including the Maturity Date (“Issuer Redemption”).  To exercise its right to redeem the Securities,

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the Company must deliver notice to the Holder of such Securities not less than ten calendar days prior to the Redemption Date specified by the Company in such issuer redemption notice.  If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Value on the applicable Valuation Date.

Calculation Agent:  Barclays Bank PLC.

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

Listing:  NYSE Arca stock exchange.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

The “Closing Indicative Value” per Security on the Inception Date will equal $50.  On each subsequent calendar day until maturity, or Early Redemption, the “Closing Indicative Value” per Security will equal (1) the Closing Indicative Value on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not an Index Business Day, one) minus (3) the Investor Fee on such calendar day.

“Daily Index Factor” per Security on any Index Business Day will equal (1) the closing level of the Index on such Index Business Day divided by (2) the closing level of the Index on the immediately preceding Index Business Day.

“Default Amount” means, if an Event of Default occurs and the maturity of the Securities is accelerated, the Closing Indicative Value of the Security on the date of acceleration, as determined by the Calculation Agent.

“Final Valuation Date” means January 17, 2048, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Trading Days.

“Index Business Day” means a day on which the Index is calculated and published by the Index Sponsors.

The “Investor Fee” on the Inception Date shall equal zero.  On each subsequent calendar day until maturity or Early Redemption of the Securities, the “Investor Fee” per Security will be equal to (i) 0.45% times (ii) the applicable Closing Indicative Value on the immediately preceding calendar day times (iii) the applicable Daily Index Factor on that day (or, if such day is not an Index Business Day, one) divided by (iv) 365.

“Market Disruption Event” means a market disruption event as described under “Specific Terms of the ETNs—Market Disruption Event” in the Pricing Supplement.

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“Maturity Date” means January 23, 2048, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the third Business Day preceding January 23, 2048 does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Redemption Date” means (a) in the case of Holder Redemption, the second Business Day following each Valuation Date (other than the Final Valuation Date, where the final Redemption Date will be the second Business Day following the Valuation Date that is immediately prior to the Final Valuation Date); (b) in the case of Issuer Redemption, the fifth Business Day after the Valuation Date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means a day (i) that is an Index Business Day, (ii) on which trading is generally conducted on NYSE Arca and (iii) on which trading is generally conducted on the markets on which the futures contracts underlying the relevant Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

“U.K. Bail-in Power” means any write-down, conversion, transfer, modification and/or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of any applicable European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms, and/or within the context of a U.K. resolution regime under the U.K. Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person.

“Valuation Date” means each Business Day from January 17, 2018 to January 17, 2048, inclusive (subject to the occurrence of a Market Disruption Event), or, if such date is not a trading day, the next succeeding Trading Day, such postponement not to exceed five Business Days.

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1.                                      Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Early Redemption” and elsewhere on the face this Security on the applicable Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, or if the Company exercises its right to redeem the Securities prior to the Maturity Date, or (ii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2.                                      Payment of Interest

The principal of this Security shall not bear interest.  Any return on this Security that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

3.                                      Discontinuance or Modification of the Index; Market Disruption Event

The Valuation Dates and the Maturity Date are subject to postponement, as described under “Specific Terms of the ETNs—Market Disruption Event” in the Pricing Supplement.

The Index may be subject to adjustment by the Calculation Agent in certain circumstances, as described under “Specific Terms of the ETNs—Discontinuance or Modification of an Index” in the Pricing Supplement and “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the Prospectus Supplement and “Terms of the Notes—Payment Dates” in the Prospectus Supplement.

4.                                      Payment at Maturity or Upon Early Redemption and Adjustments

The payment that becomes due and payable on the Maturity Date or on a Redemption Date, as the case may be, in respect of this Security shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity” and “Early Redemption”, respectively.  The payment in respect of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount.  When the amount referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security.  Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Stated Principal Amount.  This

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Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

In the event that payment at maturity is deferred beyond January 23, 2048, penalty interest will not accrue or be payable with respect to that deferred payment.

The Company may on any Business Day (the “announcement date”) elect to effectuate a subdivision (a “split”) or combination (a “reverse split”) of the Securities by issuing a notice to Holders of the Securities and a press release announcing the split or reverse split.  The record date for any split or reverse split shall be the ninth Business Day following the announcement date and the effective date for any split or reverse split shall be the Business Day immediately following the record date.  Such notice and announcement shall specify the effective date of the split or reverse split and the split or reverse split ratio.  The split or reverse split shall become effective at the opening of trading of the Securities on the effective date.  The Company shall adjust the terms of the Securities such that, upon the effectiveness of the split or reverse split, each Holder who held the Securities via DTC at the close of business on the record date will hold a number of Securities equal to the number of Securities owned at the close of business on the record date multiplied by the split ratio (in the case of splits) or divided by the reverse split ratio (in the case of reverse splits); provided that, in the case of any reverse split, any Holder who held a number of Securities at the close of business on the record date that is not evenly divisible by the reverse split ratio shall receive the same treatment as all other Holders for the maximum number of Securities held by such Holder that is evenly divisible by the reverse split ratio and the Company shall compensate such Holder for its remaining Securities in a commercially reasonable manner determined by the Company in its sole discretion.  The Closing Indicative Value of the Securities on the record date will be divided by the split ratio (in the case of a split) or multiplied by the reverse split ratio (in the case of a reverse split) and rounded to eight decimal places.  The Company shall adjust the minimum redemption amount provided under “Early Redemption” accordingly in its sole discretion and in a commercially reasonable manner to take into account any reverse split.

5.                                      Redemption Mechanics

(a) Holder Redemption.  Subject to the minimum redemption amount provided under “Early Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Redemption Date during the term of the Securities, provided that such Holder (i) delivers a notice of Holder Redemption to the Company via electronic mail by no later than 4:00 p.m. New York City time on the Business Day prior to the Valuation Date specified in such notice of Holder Redemption; (ii) delivers a signed confirmation of Holder Redemption to the Company via facsimile or email by no later than 5:00 p.m. New York City time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the applicable Closing Indicative Value, facing Barclays DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Redemption Date, which shall be the second Business Day following the applicable Valuation Date (other than the Final Valuation Date).  The final Redemption Date shall be the second Business Day following the Valuation Date that is

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immediately prior to the Final Valuation Date.  The Company may by notice to the Holders modify clause (iii) above to reflect any changes in DTC requirements.

(b) Issuer Redemption.  If the Company elects to exercise its right to redeem the Securities under “Early Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than ten calendar days prior to the Redemption Date specified by the Company in such issuer redemption notice.  The Final Valuation Date will be deemed to be the fifth Trading Day prior to the Redemption Date (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the Redemption Date specified by the Company in such issuer redemption notice, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

6.                                      Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding: the value of the Securities, including at maturity or upon Early Redemption; Market Disruption Events; Business Days; Index Business Days; Trading Days; the Investor Fee; the Default Amount; the Valuation Dates; the Daily Index Factor; the Index level on any Valuation Date; the Closing Indicative Value of the Securities on any Valuation Date; the Maturity Date; Redemption Dates; the amount payable on the Securities at maturity or upon Early Redemption and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent.  The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final, conclusive and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder.  The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent.  Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

7.                                      Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at

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the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender).  Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

8.                                      Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9.                                      Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

10.                               Prospectus

Reference is made to (i) the Prospectus, dated July 18, 2016, (ii) the Prospectus Supplement, dated July 18, 2016 and (iii) the Pricing Supplement, dated January 17, 2018 (together, the “Prospectus”).  The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto.  In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization.  Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free the following telephone number, as of the date hereof: 1-888-227-2275 (extension 2-3430).

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: January 19, 2018

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Security)

The Securities are part of a duly authorized issue of securities of the Company issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004, as amended and supplemented by supplemental indentures dated as of April 30, 2015 and August 31, 2016 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of the Securities.

The Securities are part of the series designated on the face hereof.  References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax, unless such deduction or withholding is required by law.

Agreement with Respect to the Exercise of U.K. Bail-in Power

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or beneficial owner of the Securities, by acquiring the Securities, each Holder and beneficial owner of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion of, the principal amount of, or interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of the Company or another person (and the issue to, or conferral on, the Holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the Relevant U.K. Resolution Authority of such U.K. Bail-In Power.  Each Holder and beneficial owner of the Securities further acknowledges and agrees that the rights of Holders and beneficial owners of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority.  For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights Holders and beneficial owners of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the Relevant U.K. Resolution Authority in breach of laws applicable in England.

Any reference in this Security to payment by the Company under the Securities shall be deemed to include delivery of property, as applicable.

By its acquisition of the Securities, each Holder and beneficial owner  (i) acknowledges and agrees that the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities shall not give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act, (ii) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities, (iii) acknowledges and agrees that, upon the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority, (a) the Trustee shall not be required to take any further directions from Holders or beneficial owners of the Securities under Section 5.12 of the Indenture and (b) the Indenture shall impose no duties upon the Trustee whatsoever with respect to the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority (notwithstanding the foregoing in this clause (iii), if, following the completion of the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority in respect of the Securities, the Securities remain outstanding, then the Trustee’s duties under the Indenture shall remain applicable with respect to the Securities following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture), and (iv) shall be deemed to have (a) consented to the exercise of any U.K. Bail-In Power as it may be imposed without any prior notice by the Relevant U.K. Resolution Authority of its decision to exercise such power with respect to the Securities and (b) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Securities to take any and all necessary action, if required, to implement the exercise of any U.K. Bail-In Power with respect to the Securities as it may be imposed, without any further action or direction on the part of such Holder and such beneficial owner or the Trustee.

No repayment of the principal amount of the Securities or payment of interest on, or any other amount payable on, the Securities shall become due and payable after the exercise of any U.K. Bail-In Power by the Relevant U.K. Resolution Authority unless such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company.

Each Holder and beneficial owner that acquires its Securities in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Securities to the same extent as the Holders and beneficial owners of the Securities that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Securities, including in relation to the U.K. Bail-In Power.

Upon the exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. Bail-In Power for purposes of notifying Holders and beneficial owners of such occurrence.  The Company shall also deliver a copy of such notice to the Trustee for information purposes.

The Company’s obligations to indemnify the Trustee in accordance with Section 6.07 of the Indenture shall survive any exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities.

The exercise of the U.K. Bail-In Power by the Relevant U.K. Resolution Authority with respect to the Securities shall not constitute a default or an Event of Default under the Indenture (as each term is defined therein).

All authority conferred or agreed to be conferred by each Holder and beneficial owner pursuant to this Security, including the consents given by such Holder and beneficial owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and beneficial owner.

Other Terms of the Securities

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose).  The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture

(with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by Holders of the Securities shall be conclusive and binding upon such Holders and upon all future Holders of the Securities and of any Securities issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon the Securities.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holders of the Securities for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

Except as provided herein under “Agreement with Respect to the Exercise of U.K. Bail-in Power,” no reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of the Securities as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of the Securities is registrable in the Senior Debt Security Register, upon surrender of the Securities for registration of transfer at the office or agency of the Company in any place where the principal of the Securities is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing.  Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations as specified on the face hereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of

Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name the Securities are registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.